Exhibit 10.19

KALTURA, INC. 2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

(For Israeli Participants – 102 Awards)

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan and the Israeli Sub-Plan (as amended from time to time, together is the “Plan”) of Kaltura, Inc. (the “Company”).

The Company hereby grants to the Israeli Participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan, the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), each of which are incorporated into this Grant Notice by reference.

Participant:
Participant I.D
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:
Subject to Participant’s continued employment with, or services to, the Company or any of its parents or Subsidiaries on the relevant “Vesting Date” set forth below, the Award shall vest with respect to the number of Restricted Stock Units listed in Column “A” on the corresponding Vesting Date listed in Column “B.”

Column “A” Number of RSUs	Column “B” Vesting Date

Tax Track:	Trustee 102 Awards - Capital Gains Track

By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. By Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice and the Agreement.

KALTURA, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

Exhibit A
TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

(For Israeli Participants – 102 Awards)

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.

ARTICLE I.

GENERAL

Section 1.1          Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a)          [“Cause” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement or offer letter between a Participant and a Participating Company, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business or which brings the Participant into widespread public disrepute; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s commission or conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company. For purposes of this Agreement, whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.]1

(b)          [“CIC Qualifying Termination” shall mean Termination of Service of Participant by any Participating Company without Cause or by Participant for Good Reason during the twelve (12) month period immediately following a Change in Control.]2

1 NTD: To be added in awards that provide for “double trigger” vesting.

2 NTD: To be added in awards that provide for “double trigger” vesting.

(c)          [“Good Reason” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement or offer letter between a Participant and a Participating Company, the occurrence of any of the following without the Participant’s voluntary written consent: (i) a material breach by the Company of any material provision of this Agreement; (ii) a reduction resulting in the value of the Participant’s salary and/or the monetary value of Participant’s benefits, of more than 12.5%, unless such reductions are made in the same proportion as part of across-the-board salary reductions for substantially all other employees with a similar level; (iii) the Company’s relocation of the Company office to which the Participant primarily reports (the “Office”) to a location that increases the distance from the Participant’s principal residence to the Office by more than fifty (50) miles; or (iv) a substantial diminution in the nature or status of Participant’s responsibilities, duties, titles or reporting level (unless otherwise agreed to by Participant’s), provided, however, that notwithstanding the foregoing, for purposes of this subsection (iv), a substantial diminution in such nature or status shall not exist in the event that due to a Change in Control the Participant has authority and responsibility over a division, subsidiary or entity that is substantially similar in size to the division, subsidiary or entity over which the Participant had authority and responsibility immediately prior to such Change in Control; provided, in each case, that the Participant first provided notice to the applicable Participating Company of the existence of the condition described above within fifteen (15) days of the initial existence of the condition, upon the notice of which such Participating Company shall have thirty (30) days during which it may remedy the condition, and provided further that the separation of service must occur within fifteen (15) days following the end of such 30-day cure period.]3

(d)          “Participating Company” shall mean the Company or any of its Affiliates.

Section 1.2          Incorporation of Terms of Plan.  The RSUs and the shares of Common Stock issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement, and the Plan which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF RESTRICTED STOCK UNITS

Section 2.1          Award of RSUs

(a)          In consideration of Participant’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Article VIII of the Plan. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein.  However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto.  Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

Section 2.2          Vesting of RSUs

(a)          Subject to Participant’s continued employment with or service to a Participating Company on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice.

(b)           In the event Participant incurs a Termination of Service, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs granted under this Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs that are not so vested shall lapse and expire.

3 NTD: To be added in awards that provide for “double trigger” vesting.

(c)          [Notwithstanding the Grant Notice or the provisions of Section 2.2(a) and Section 2.2(b), in the event of a CIC Qualifying Termination, the RSUs shall become vested in full on the date of such CIC Qualifying Termination.]4

Section 2.3

(a)          Distribution or Payment of RSUs.  Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) within 60 days following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, no later than March 15th of the calendar year following the year in which such vesting occurred (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A).  Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.

(b)          All distributions shall be made by the Company in the form of whole Shares.

Section 2.4          Conditions to Issuance of Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions:  (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Participating Company with respect to which the applicable withholding obligation arises.

Section 2.5          Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)          The Participating Companies or the Trustee shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Participating Companies, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs. With respect to RSUs which are 102 Awards )other than Trustee 102 Awards( the Participating Companies may withhold or the Participant may make such payment of the tax required to be withheld to the Participating Company by cash or check made or any other reasonable method determined by the Participating Company;

4 NTD: To be added in awards that provide for “double trigger” vesting.

(b)          The Participants undertake to indemnify the Participating Companies and/or the Trustee, immediately upon their request, for any Tax for which the Participant is liable under any Applicable law, under the Plan and/or under this Agreement, and which was paid by the Participating Companies or the Trustee, or which the Participating Companies or the Trustee are required to pay. The Participating Companies may exercise their right to such indemnification by deducting the tax subject to indemnification from Participant’s salary or remuneration.

(c)          With respect to any withholding taxes arising in connection with the RSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a). The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs.

(d)          Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any other Participating Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

Section 2.6          Section 102.

(a)          By signing this Agreement the Participant hereby confirms that he/she has been notified that the receipt of the 102 Awards and specifically Trustee 102 Awards, and the disposition of 102  Awards and specifically Trustee 102 Awards and/or 102 Shares (including the RSUs) may result in tax consequences to the Participant and that he/she has been advised by the Company to consult a tax adviser with respect to the tax consequences of receiving any102  Awards and specifically Trustee 102 Awards, their vesting or disposing of any102  Awards and specifically Trustee 102 Awards/102 Shares (including the RSUs);

(b)          With respect to Trustee 102 Awards granted pursuant hereto, the Participant declares and acknowledges that: (i) the Participant fully understands that the provision of Section 102 apply to the RSUs granted under this Agreement; (ii) the Participant understands the provisions of Section 102, the tax track chosen and the implications thereof; (iii) the Participant shall comply with the requirements of Section 102; and that he/she has read the provisions of the Plan , a copy of which is attached hereto as Appendix A and the trust agreement signed between the Participating Companies and the Trustee (the “Trust Agreement”), a copy of which is attached hereto as Appendix B and that he/she accepts and agrees, to be bound by, and comply with the provisions of the Plan and the Trust Agreement..

(c)          The Participant further agrees with respect to Trustee 102 Awards and undertakes NOT to release (or instruct to release) from trust, nor sell, transfer, assign, pledge, encumber or otherwise willfully hypothecated or disposed of, any of 102 Shares until the full payment of all tax liabilities arising from the 102 Shares.

(d)          Without derogating from the foregoing, the Participant is aware that if any such sale or release does occur during the Holding Period applicable to such Trustee 102 Awards (which shall be referred to as a “Violation”), the sanctions under Section 102, and taxes otherwise associated with such Violation (including, for the avoidance of doubt, payments on account of national insurance and health tax), shall apply to the Participant and shall be borne solely by the Participant. The Participant will indemnify the Participating Company and/or the Trustee and any other party which incurs any liability as a result of such Violation.

Section 2.7          Rights as Stockholder.  Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account).  Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

Section 2.8          Restrictive Covenants; Forfeiture.  The Participant hereby acknowledges and agrees that any restrictive covenants or similar written agreements (the “Restrictive Covenant Agreements”) between such Participant and the Company or any other Participating Company are incorporated herein by reference, and that such agreements, as applicable, remain in full force and effect. In the event the Participant materially breaches the Restrictive Covenant Agreements or any other written covenants between such Participant and any Participating Company, the Participant shall immediately forfeit any and all RSUs granted under this Agreement (whether or not vested), and Participant’s rights in any such RSUs shall lapse and expire.

ARTICLE III.

OTHER PROVISIONS

Section 3.1          Administration.  The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

Section 3.2          RSUs Not Transferable.  The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed and all the required taxes have been paid.  No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.  Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred to Permitted Transferees, pursuant to any such conditions and procedures the Administrator may require.

Section 3.3          Adjustments.  The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine.  Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Article VIII of the Plan.

Section 3.4          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.

Section 3.5          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6          Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement, shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 3.7          Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

Section 3.8          Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 3.9          Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.10          Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Participating Company and Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.

Section 3.11          Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Section 3.12          Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

Section 3.13          Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A.  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Section 3.14          Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.

Section 3.15          Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 3.15          Reservation of rights. The Company reserves the right to impose other requirements on this Agreement, the RSUs and the Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Appendix A
The Plan (including the Israeli Sub Plan)

Appendix B
Trust Agreement